ASSET PURCHASE AGREEMENT

BY AND AMONG

GROVE POWER, INC.,

RB GROVE, INC.

and

THE SHAREHOLDER OF RB GROVE, INC.

DATED AS OF JUNE 11, 2009

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated June 11, 2009 and effective June 1, 2009, is by and among Grove Power, Inc., a Florida corporation (“Buyer”), RB Grove, Inc. a Florida corporation (the “Seller”) and a wholly owned subsidiary of Titan Energy Worldwide, Inc. a Nevada corporation, and Tom Piper, the sole shareholder of Seller (the “Shareholder”).

WITNESSETH:

WHEREAS, the Seller is engaged in marketing, selling, distributing and servicing back-up and emergency power equipment in the State of Florida and certain other territories;

WHEREAS, the Seller has divided its operations into five distinct wholly owned divisions, including but not limited to, an Industrial Division (the “Industrial Division”) and a Service Division (the “Service Division”,) which such two divisions are collectively referred to herein as the “Business”);

WHEREAS, the Shareholder owns all of the outstanding capital stock of the Seller; and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Assets (as defined in Section 1.1 hereof) of the Business, pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
TRANSFER OF ASSETS

1.1.          Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, the Seller hereby sells, assigns, transfers and delivers to the Buyer, and the Buyer hereby purchases, acquires and accepts from the Seller, the Assets, free and clear of all mortgages, pledges, encumbrances, encroachments, liens (statutory or other), options, deeds of trust, easements, charges, or security interests, of any kind (“Liens”), except for any encumbrance set forth in Section 1.1 of the Disclosure Schedule (the “Permitted Encumbrances”).  The assets, properties and rights sold by the Seller and purchased by the Buyer under this Agreement which relate to or are used in connection with the operation of the Business in a manner consistent with its historic operation (collectively, the “Assets”) are:

(a)           All fixed assets (the “Fixed Assets”) used in the Business, including, without limitation, all equipment, computer hardware and software (including software licenses) and other personal property of the Seller set forth in Section 1.1(a) of the Disclosure Schedule hereto;

(b)           All of the following items used by the Seller in the conduct and operation of the Business: (i) customer and contact lists, including, without limitation, names, addresses and telephone numbers, (ii) sales, product and promotional data, catalogs, brochures, literature, forms, mailing lists, art work, photographs and advertising materials, (iii) vendor lists, including, without limitation, names, addresses and the names of their representatives, (iv) product specifications and plans and drawings related thereto, (v) the names and trade names set forth on Section 1.1(b) of the Disclosure Schedule and all right, title and interest in said names, (vi) all computer software and information technology (including all improvements thereof), and (vii) all other Intellectual Property (as hereinafter defined);

(c)           All of the Seller’s rights under the Contracts (as defined in Section 4.13(b));

(d)           All orders, contracts and commitments for the delivery of services by the Seller in the conduct of the Business, including, without limitation, all work-in-process and all rights for compensation and accounts receivable for services performed and to be performed, including, without limitation, those specified in Section 1.1(d) (the Accounts Receivable) of the Disclosure Schedule;

(e)           All licenses, permits, franchises, registrations, authorizations, operating rights and authorities, applications, filings, notices, qualifications, waiver of any of the foregoing or approvals of any federal, state, local or foreign government or governmental regulatory body or any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals (each, a “Governmental Authority”) that are held by the Seller and related to or necessary to conduct the Business, including, without limitation, those specified in Section 1.1(e) of the Disclosure Schedule, to the extent assignable (the “Licenses and Permits”);

(f)           All inventory, materials and supplies owned by the Seller relating to the Business and all rights of the Seller to warranties received from its suppliers with respect to the foregoing (to the extent assignable), and related claims, credits, and rights of recovery with respect thereto, including, without limitation, that which is set forth in Section 1.1(f) of the Disclosure Schedule hereto (collectively, the “Inventory”).

1.2.          Retained Assets.  Notwithstanding the foregoing, all assets of the Seller, other than those used, or specifically held for use in connection with the Business and identified in Section 1.1 above, including any cash, cash equivalents, prepaid expenses and certain other assets, as set forth in Section 1.2 of the Disclosure Schedule, shall be retained by the Seller (the “Retained Assets”).

1.3.          Instruments of Transfer and Assignment.  At the Closing (defined in Section 6.1), the Seller shall deliver or cause to be delivered to the Buyer duly executed bills of sale, licenses and such other instruments of transfer and assignment as may be necessary or desirable to vest in the Buyer, subject to Section 1.4 and the Assumed Liabilities (as hereinafter defined), good and valid title to, and all of the Seller’s right, title and interest in and to, the Assets, free and clear of all Liens other than the Permitted Encumbrances, which bills of sale, licenses and other instruments of transfer and assignment are in form and substance satisfactory to the Buyer.

1.4.          Consents to Assignments.  Nothing in this Agreement or the documents to be executed and delivered at the Closing shall be deemed to constitute an assignment or an attempt to assign any License and Permit, Contract or other agreement to which the Seller is a party, if the attempted assignment thereof without the consent of the other party to such License and Permit, Contract or other agreement would constitute a breach thereof or affect in any way the rights of the Seller thereunder.  Notwithstanding the foregoing, at or prior to the Closing Date (defined in Section 6.1), the Seller and the Shareholder shall obtain all of the consents necessary to assign any such License and Permit, Contract or other agreement used in the Business to the Buyer; provided, however, no modification of any License and Permit, Contract or other agreement to be assigned to the Buyer shall be made without the Buyer’s prior written consent.

1.5.          Subsequent Documentation.  At any time and from time to time after the Closing Date, the Seller and the Shareholder shall, upon the request of the Buyer, and the Buyer shall, upon the request of the Seller, promptly execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably necessary or desirable to evidence or effectuate the sale, conveyance, transfer, assignment, and delivery hereunder of the Assets, the assumption by the Buyer of the Assumed Liabilities, the performance by the parties of any of their other respective obligations under this Agreement and any of the applicable Ancillary Agreements (as hereinafter defined), and to carry out the purposes and intent of this Agreement and any of the applicable Ancillary Agreements.

1.6.          Prorations.  All sales taxes and personal property taxes and assessments which are past due or have become due upon any of the Assets on or before the Closing Date will be paid by Seller, together with any penalty or interest thereon.  Current personal property taxes will be prorated and adjusted between Buyer and Seller as of the Closing Date on a due date basis as if paid in arrears.  If current tax bills are unavailable at the Closing, the prior year’s tax bills will be used for proration purposes and taxes will be re-prorated between Buyer and Seller when the current year’s tax bills are received.  Any amounts owed by either Buyer or Seller with respect to such re-proration will be paid to the other party within thirty (30) days of the determination of such re-proration.

ARTICLE II
PURCHASE PRICE

2.1.          Purchase Price. In addition to the assumption of the Assumed Liabilities, the purchase price (the “Purchase Price”) for the Assets shall be equal to Eight Hundred Eighteen Thousand Four Hundred and Forty Two Dollars ($818,442.00) as set forth in Schedule 2.1, (the “Purchase Price Calculation”), payable as follows:

(a)           A prepaid deposit of $50,000.00 (the “Deposit”) which was paid to Seller prior to the date hereof and which Seller hereby acknowledges receipt thereof;

(b)           Subject to adjustment prior to Closing, Five Hundred Twenty One Thousand Five Hundred and Ten Dollars ($521,510.00) which Buyer shall pay to MTU/Katolight on Seller’s behalf in satisfaction of all accounts payable and other amounts owed by Seller to MTU/Katolight set forth in Section 2.1(b) of the Disclosure Schedule (the MTU Liability); and

(c)           One Hundred Forty-Four Thousand Eight Hundred And Twenty Seven Thousand Dollars ($144,827.00), which shall be paid by Buyer to Seller at Closing (the “Closing Payment”); and

(d)            Eighty Six Thousand Six Hundred Twelve Dollars ($86,612.00) shall be paid by Buyer to Seller on the date that is twenty-four (24) months after Closing (the “Final Payment”).  Provided that if the payment to MTU/Katolight is greater than the amount described in Section 2.1(b) at the Closing, the Final Payment shall be reduced on a dollar-for-dollar basis by an amount equal to such excess set forth on Section 2.1(b) of the Disclosure Schedule (the MTU Liability); Buyer shall deliver to Seller, at the Closing, a Promissory Note in the amount of the Final Payment, in the form agreed by the parties (the “Promissory Note”), and attached hereto as Exhibit C.  The amount of the Final Payment shall accrue simple interest at the rate of eight percent (8%) per annum.  Interest shall accrue on the Final Payment from and after the Closing Date and shall be calculated on the basis of a 365-day year.  Buyer may prepay the Final Payment in full or in part at any time without any prepayment charge.

(e)           Two Hundred Thousand (200,000) Warrants with terms and conditions as set forth in the Warrant.

(f)           A payment of Twenty Thousand Dollars ($20.000.00) for legal fees upon completion and delivery of all required schedules, disclosures and other required documents by Seller.

2.2.          Fair Consideration.  The parties acknowledge and agree that the Purchase Price provided for in this Article II represents fair consideration and reasonable equivalent value for the sale and transfer of the Assets and the transactions, covenants, and agreements set forth in this Agreement, which consideration was agreed upon as the result of arm’s-length good-faith negotiations among the parties and their respective representatives.

2.3.          Allocation of Consideration.  Prior to the Closing, the Seller and the Buyer shall agree upon an allocation of the Purchase Price among the Assets and the Assumed Liabilities on the basis set forth on Section 2.3 of the Disclosure Schedule and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Buyer and the Seller shall file, in accordance with Section 1060 of the Code, an Asset Allocation Statement on Form 8594 (which reflects such allocation) with its federal income Tax Return for the Tax year in which the Closing Date occurs and shall contemporaneously provide the other party with a copy of the Form 8594 being filed.  Each party agrees not to assert, in connection with any Tax Return, audit or other similar proceeding, any allocation of the Purchase Price that differs from the allocation set forth herein. Seller and the Shareholder acknowledge and agree that a portion of the Purchase Price equal to Twenty-Five Thousand Dollars ($25,000.00) represents consideration for the restrictive covenants contained in Section 8.1 of this Agreement.

ARTICLE III
ASSUMPTION OF LIABILITIES

3.1.          Assumed Liability.

(a)               The Buyer agrees to assume the accounts payable of the Seller due as of the May 31, 2009 from Seller to MTU OnSite, which shall not exceed the amounts set forth in Section 3.1 of the Disclosure Schedule (the “MTU Liabilities”).

(b)               Other than those liabilities set forth in Section 3.1, the Buyer is not assuming or agreeing to assume or discharge any liability or obligation of the Seller whatsoever, whether now existing or hereafter incurred, including, without limitation, any liability or obligation relating to the Assets, excepting only those liabilities and obligations of the Seller to be discharged or performed after the Closing Date related to future performance under the Contracts (with the liability disclosed in Section 3.1(a), the “Assumed Liabilities”) for”) for which Buyer hereby agrees to assume and be solely responsible for after consummation of the transactions contemplated herein.

3.2.          Assumption Agreement.  Buyer and Seller shall enter into an Assumption Agreement in the form attached hereto as Exhibit A pursuant to which Seller shall assign, and Buyer shall assume, the Assumed Liabilities.

3.3.          Retained Liabilities. Except as expressly assumed pursuant to Section 3.1 hereof, Buyer shall not assume and Seller shall remain liable for and discharge all liabilities, claims and obligations of Seller as of the Closing Date of any and every kind and nature whatsoever (collectively, the “Retained Liabilities”), including, without limitation, the following:

(a)           Any debt, liability or obligation of Seller for any foreign, federal, state or local income or other Taxes (as hereinafter defined) which relate to periods ending prior to or as of the Closing Date;

(b)           Any debt, liability or obligation with respect to products manufactured or products sold, or services performed, by Seller prior to the Closing Date (including, without limitation, any debt, liability, obligation or other responsibility for or with respect to any product warranty or product liability matters);

(c)           Any accounts payable, accrued expenses and accrued liabilities of the Seller; and

(d)           Any debt, liability or obligation with respect to any employee of the Seller or arising under any of the Employee Benefit Plans (as hereinafter defined); and

3.4.           Right to Contest.  The assumption and agreement by Buyer to pay, perform and discharge the Assumed Liabilities shall not prohibit Buyer from contesting with a third party, in good faith and at the expense of Buyer, the amount, validity or enforceability of any thereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND THE SHAREHOLDER

As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and the Shareholder, jointly and severally, hereby represent and warrant to the Buyer as follows:

4.1.           Ownership.  The capital structure of the Seller is set forth in Section 4.1 of the Disclosure Schedule.  The Shareholder constitutes the sole owner of all of the outstanding capital stock of the Seller.

4.2.           Organization and Qualification.  The Seller is a corporation duly organized and validly existing under the Laws of the State of Florida.  The Seller is qualified to do business and is in good standing in Florida and each other jurisdiction in which the character and location of the assets or the nature of the Business transacted by it makes such qualification necessary and where the failure to qualify would have a short-term or long-term material adverse effect on the Assets, operations, business, or financial condition of the Business conducted by the Seller immediately prior to the Closing, either individually or taken as a whole (“Material Adverse Effect”).  The Seller has the requisite corporate power and authority to own or lease and operate its Assets and conduct its Business and to consummate the transactions contemplated hereby.  Except as set forth on Section 4.2 of the Disclosure Schedule, the Seller has no subsidiaries.

4.3.           Authorization of Agreement.  The Seller has all requisite organizational power and authority to enter into this Agreement and all applicable Ancillary Agreements and to carry out its obligations hereunder and thereunder.  The Shareholder represents and warrants that Shareholder has the power and authority to enter into this Agreement and all applicable Ancillary Agreements and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and all applicable Ancillary Agreements by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and effectively authorized by the shareholders of the Seller and no other organizational proceedings will be necessary to authorize this Agreement and all applicable Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement and all applicable Ancillary Agreements have been duly and validly executed and delivered by the Seller and the Shareholder and constitute the legal, valid and binding obligation of the Seller and the Shareholder, enforceable in accordance with their terms, except that such enforcement may be limited by (a) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

4.4.           No Conflict or Violation.  The execution, delivery and performance of this Agreement and all applicable Ancillary Agreements by the Seller and the Shareholder and the consummation by the Seller and the Shareholder of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any federal, state, local or foreign law, ordinance, order, rule, regulation, license or permit, and any order, writ, judgment, award, injunction, or decree of any court or arbitrator or any Governmental Authority of the United States of America, any state or political subdivision thereof or any foreign Governmental Authority (each a “Law”) to which the Seller or Shareholder is subject, (b) violate any judgment, order, writ or decree of any Governmental Authority applicable to the Seller or Shareholder, (c) have any Material Adverse Effect on, or be a violation of, any of the Licenses and Permits relating to the Business or the ability of the Buyer to make use of such Licenses and Permits, or (d) result in a breach of or conflict with any term, covenant, condition or provision of, result in a modification or termination of, constitute a default under, or result in the creation or imposition of any Lien upon any of the Assets (other than Permitted Encumbrances and the Assumed Liabilities) pursuant to the Articles of Incorporation, Bylaws or other organizational documents, commitment or Contract or other agreement or instrument to which the Seller or Shareholder is a party or by which any of the Assets are or may be bound or affected or from which the Seller or Shareholder derives benefits with respect to the Business.

4.5.           Consents and Approvals.  Except as set forth in Section 4.5 of the Disclosure Schedule, no License and Permit, application, notice, transfer, consent, approval, order, qualification, waiver from, or authorization of, or declaration, filing or registration with, any Governmental Authority is required for the execution and delivery by the Seller or Shareholder of this Agreement or any Ancillary Agreements or the consummation by the Seller or Shareholder of the transactions contemplated hereby or thereby and no consent of any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated association, or any Governmental Authority (each, a “Person”) is required to consummate any of the transactions contemplated hereby or thereby.

4.6.           No Undisclosed Liabilities, Claims, Etc.  Except as set forth in Section 4.6 of the Disclosure Schedule hereto or as disclosed in the Financial Statements (or incurred in the ordinary course of business following the latest of the Financial Statements), the Seller does not have any outstanding liabilities or obligations, whether accrued, absolute, contingent or otherwise, relating to the Business.

4.7.           Litigation.  Except as set forth in Section 4.7 of the Disclosure Schedule hereto, there is no claim, action, suit, proceeding, arbitration, hearing or notice of hearing, or investigation, pending or, to the knowledge of the Seller and the Shareholder, threatened, against the Seller, or any of the Assets or the Business or with respect to the transactions contemplated by this Agreement or any of the applicable Ancillary Agreements.  No such claim, action, suit, proceeding, arbitration, investigation or hearing will prevent the Closing of this Agreement or the consummation of the transaction contemplated hereby.  There are no unsatisfied judgments against the Seller, the Business or the Assets.

4.8.           Taxes.  Except as set forth in Section 4.8 of the Disclosure Schedule:

 (a)           The Seller has timely filed all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Governmental Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes (as hereinafter defined), and including any amendment thereof (“Tax Returns”) that are required to be filed with respect to all tax periods that end on or before the Closing Date, and all such Tax Returns are true, correct and complete.

(b)           All federal, foreign, state, local or other income, net income, payroll, sales, use, ad valorem, withholding, employment, unemployment, excise, severance, single business tax, and any other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalties and additions imposed or charged by any Governmental Authority with respect to such amounts (“Taxes”), that are due and payable by the Seller with respect to all tax periods that end on or before the Closing Date have been paid.  All Taxes that have accrued but are not yet due and payable as of the Closing Date, and all Taxes with respect to any tax period that begins before the Closing Date and ends thereafter, to the extent such Taxes are attributable to the portion of such period ending on the Closing Date, are reflected as liabilities on books and records of the Seller (and notice of which has been delivered to Buyer in writing at or prior to the Closing).

(c)           There is no tax deficiency or claim assessed, proposed, pending or, to the knowledge of Seller and the Shareholder, threatened (whether orally or in writing) against the Seller to assess any additional Taxes for any period ending on or before the Closing Date, except to the extent that adequate liabilities or reserves with respect thereto are accrued by the Seller in accordance with GAAP and as set forth on the books and records of the Seller (and notice of which has been delivered to Buyer in writing at or prior to the Closing).

(d)           The Seller has made all withholding of Taxes required to be made under all applicable Laws, including withholding with respect to sales and use Taxes and compensation paid to any employee, independent contractor, creditor, shareholder or other Person and the amounts withheld have been properly and timely paid over to the appropriate Governmental Authorities.

(e)           There are no Liens for Taxes upon the Assets of the Seller except Liens for current Taxes not yet due and payable.

(f)           The Seller is not a party to a Tax allocation or sharing agreement of any kind or a party to any consolidated return which would give rise to any liability for the Taxes of any Person under treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) including, without limitation, liability under any consolidated, combined, unitary or any other Tax Return, or as a transferee or successor, by contract or otherwise.

(g)           The Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.9.          Work-In-Process.  The work in process reflected on the books and records of the Seller as of the Closing Date has been determined on a basis consistent with and utilizing the same methodology as that utilized in the Financial Statements.

4.10.        Absence of Certain Changes or Events.  Except as set forth in Section 4.10 of the Disclosure Schedule hereto, since December 31, 2008, the Seller has conducted the Business only in the ordinary course consistent with past practices and the Seller has not:

 (a)           Suffered any damage, destruction or loss of any of the Assets, whether or not covered by insurance;

 (b)           Suffered any change in the Assets, operations, business, financial condition or any other event or condition of any character which individually or in the aggregate had or has a Material Adverse Effect;

 (c)           Paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) of, or relating to, the Seller, the Assets or the Business, except in each case in the ordinary course of business;

 (d)           Waived any claims or rights of substantial value of the Seller taken as a whole, except in each case in the ordinary course of business;

 (e)           Pledged or permitted the imposition of any Lien on (other than Permitted Encumbrances) or sold, assigned, transferred or otherwise disposed of any of the Assets, except in the ordinary course of business;

 (f)           Made any change in any accounting method or practices;

 (g)           Granted any general increase in the compensation payable or to become payable to its directors, officers, those employees or agents whose annual compensation exceeds Fifty Thousand Dollars ($50,000) (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any special increase in the compensation payable or to become payable to any such director, officer, employee or agent, or made any bonus payments or any payment of management fees to its directors, officers, employees or agents, except, in any such case, in the ordinary course of business;

 (h)           Suffered any adverse change in the condition of the Assets, operations, Business or financial condition of the Seller;

 (i)           Executed and delivered any amendment, cancellation, or termination of any Contract, License, Permit or other instrument, except in the ordinary course of business;

 (j)           Failed to pay or discharge any obligation or liability or to pay any wages, salaries or benefits to which any employee of the Seller is entitled;

 (k)           Entered into any written employment agreements with any employees;

(l)           Declared, set aside or paid any dividends or distributions in respect of any outstanding securities, any redemption, purchase, or other acquisition of the Seller’s outstanding securities, or any other payments to its shareholders or directors, including the payment of any amounts due on obligations of the Seller to its shareholders or directors;

(m)           Incurred indebtedness for borrowed money or any commitment to borrow money by the Seller, or any loans made or agreed to be made by the Seller, or any guarantee, assumption, endorsement of, or other assumption of any obligation by the Seller with respect to any liabilities or obligations of any other Person;

(n)           Made capital commitments on behalf of or relating to the Business in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(o)           Failed to pay accounts payable in the ordinary course of business consistent with past practice; or

(p)           Agreed, whether in writing or otherwise, to take any action described in this Section 4.10.

4.11.       Contracts.

(a)           Except as set forth in Section 4.11(a) of the Disclosure Schedule, (i) all of the Contracts are in full force and effect and enforceable against the other parties thereto in accordance with their terms; and (ii) no event has occurred or circumstance exists which, with the giving of notice or the lapse of time or both, would constitute a default or an event of default by the Seller under any of the Contracts, and to the knowledge of the Seller and the Shareholder, no event has occurred or circumstance exists that, with the giving of notice or the lapse of time or both, would constitute a default or an event of default under any of the Contracts by any other party thereto.

(b)           Section 4.11(b) of the Disclosure Schedule contains a complete and accurate list of all contracts, agreements and commitments, whether written or oral, which are material to and relate to the Business (collectively, the “Contracts”), including, without limitation, all:

(i)           Employment, consulting, bonus, profit-sharing, percentage compensation, deferred compensation, pension, welfare, retirement, stock purchase or stock option plans and agreements with any employees, officers, directors, agents or affiliates, excluding agreements terminable by the Seller on not more than 30 days’ notice without liability or penalty;

(ii)           Notes, mortgages, contracts, agreements, and commitments for the repayment or borrowing of money by the Seller in excess of Ten Thousand Dollars ($10,000) in any one case, or for a line of credit including borrowings by the Seller in the form of guarantees of, indemnification for, or agreements to acquire any obligations of others, and all security or pledge agreements related thereto;

(iii)          Contracts, agreements, and commitments relating to any joint venture, partnership, strategic alliance, or sharing of profits or losses with any Person to which the Seller is a party or is bound;

(iv)          Contracts, agreements, and commitments containing covenants purporting to limit the freedom of the Seller or any of its employees to compete in any business or in any geographic area;

(v)           Contracts, agreements, and commitments requiring payments or distributions to any shareholders or directors of the Seller, or any relative or affiliate of any such person;

(vi)          Contracts, agreements, and commitments with any vendors, suppliers, designers or sales representatives or agents;

(vii)         Contracts, agreements, and commitments not disclosed in any other Section of the Disclosure Schedule to this Agreement and which involve the payment or receipt by the Seller (whether in payment of a debt, as a result of a guarantee or indemnification, for goods or services, or otherwise) of more than Ten Thousand Dollars ($10,000) per year or Twenty Thousand Dollars ($20,000) over the initial term thereof, or are otherwise material to the Business;

(viii)        Contracts not made in the ordinary course of business; and

(ix)           Contracts, agreements and commitments which are material to the Business.

The Seller has made true and complete copies of all the written Contracts available to the Buyer.

4.12.        OSHA.  Except as set forth on Section 4.12 of the Disclosure Schedule, the Seller has not received any written notice from a Governmental Authority that its operations or Assets have been in the preceding five (5) fiscal years or are presently not in compliance with the Occupation Safety and Health Act of 1970, as amended (“OSHA”), or any applicable similar or related state Law provisions, and the Assets and operations of the Seller related to the Business are in compliance with OSHA and any similar or related applicable state Law provisions.

4.13.        Customers and Vendors.  There are no outstanding disputes with any customer or vendor and no customer or vendor has refused to continue to do business with the Seller in the past year or has stated in writing to the Seller its intention not to continue to do business with the Seller or to significantly reduce the amount of business it currently does with the Seller following the Closing.  To the knowledge of Seller and the Shareholder, no customer or vender intends to discontinue doing business with the Seller or to significantly reduce the amount of business it currently does with the Seller following the Closing, other than statements made from time to time by various service contract subscribers threatening to cancel their contracts by reason of some miscellaneous service complaints, none of which have been reduced to writing.

4.14.        Broker or Finder’s Fee.  Except as set forth on Section 4.14 of the Disclosure Schedule, there is no Person that is entitled to a finder’s fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements as a result of any agreement or understanding with the Seller or Shareholder.

4.15.        Sufficiency of Assets.  Except for the Retained Assets, the Assets transferred by the Seller under this Agreement include all of the Seller’s assets, including fixed assets, intangible assets, Licenses and Permits, Inventory, Contracts and rights that relate to, arise from, are used or held by the Seller in the operation of the Business and are necessary to the conduct of the Business in the manner in which it historically has been conducted.

4.16.        Licenses and Permits.  The Seller has all Licenses and Permits or other authorizations from any Governmental Authority required for the operation of the Business in the manner presently conducted, each of which is in full force and effect on the Closing Date.  A list of all Licenses and Permits held by the Seller and used in the Business is set forth in Section 1.1(e) of the Disclosure Schedule.  The Seller is in compliance with all terms, conditions, and requirements of all Licenses and Permits, and no proceeding is pending or, to the knowledge of the Seller and the Shareholder, threatened relating to the revocation or limitation of any of the Licenses or Permits.

4.17.        Compliance with Applicable Laws.  The Seller is in compliance with all applicable Laws, including those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building, sanitation, employment, retirement, labor relations, product advertising, and all Environmental Requirements.  The Seller is not in default with respect to any order, writ, judgment, award, injunction, or decree of any Governmental Authority applicable to it.

4.18.        Title to Assets, Absence of Liens and Encumbrances, Etc.   The Seller owns all right, good and marketable title and interest in and to the Assets, free and clear of all Liens, other than the Permitted Encumbrances and those Liens which Seller will cause to be discharged at the Closing as set forth on Section 4.18 of the Disclosure Schedule (the “Discharged Liens”).

4.19.        Inventory.  All Inventory included in the Assets consists of a quality and quantity useable in the ordinary course of business and is valued at the lower of cost or market.  All Inventory is located at the locations set forth on Section 4.19 of the Disclosure Schedule.

4.20.        Affiliate Transactions.  Except as set forth in Section 4.20 of the Disclosure Schedule, there are no transactions relating to the Business presently pending or planned or initiated or completed between the Seller, Shareholder, director, officer or any relative or affiliate of any such person, or any employees of the Seller, including any contract, agreement, or other arrangement (i) providing for the furnishing of services by or to the Seller, (ii) providing for the rental of real or personal property by or to the Seller, or (iii) otherwise requiring payments from the Seller (other than compensation for services as officers, directors or employees of the Seller in the ordinary course of business consistent with past practice) to any such person in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

4.21.        Vehicle Disclosures.   Without limiting the generality of Section 4.18 above, the Seller has good, marketable and transferable title to, or a valid and transferable lease agreement for, all vehicles included in the Assets being transferred to Buyer hereunder.  Except as set forth in Section 4.21 of the Disclosure Schedule, there have been no vehicular accidents or other material traffic violations, including, without limitation, any violations or alleged violations for driving under the influence of drugs or alcohol, by the Seller or its employees during the past three (3) calendar years.  The Seller and the Shareholder have no knowledge of any facts or circumstances that could reasonably cause the Seller or, following the Closing, the Buyer to be unable to obtain automobile insurance (similar to the Buyer’s current automobile insurance, if any) for of such vehicles or employees operating such vehicles. Transfer fees, if any, shall be paid by the Buyer.

4.22.        All Material Information.  The Seller and the Shareholder have not withheld from the Buyer any material facts relating to the Assets, the Business, the operations of the Seller, or the financial condition of the Seller.  No representation or warranty made by the Seller or Shareholder herein contains an untrue statement of a material fact or omits to state any material fact necessary in order to make any representation, warranty, or other statement not misleading.

4.23.        No Other Agreements to Sell Assets.  The Seller has no obligation, absolute or contingent, to any other Person to sell any of the Assets (other than in the ordinary course of ~~B~~business) or any of the equity interests in the Seller, or to effect any merger, consolidation, or other reorganization of the Seller, or to enter into any agreement with respect thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

As a material inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to the Seller as follows:

5.1.           Organization, Etc.  The Buyer is a corporation duly organized and validly existing under the laws of the State of Florida and is a wholly owned subsidiary of Titan Energy Worldwide, Inc., a Nevada corporation.  The Buyer has the requisite organizational power and authority to conduct its business and to consummate the transactions contemplated hereby.

5.2.           Authorization of Agreement.  The Buyer has all requisite organizational power and authority to enter into this Agreement and all applicable Ancillary Agreements and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by the Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and effectively authorized by the organizational and governing documents of the Buyer and no other organizational proceedings will be necessary to authorize this Agreement and the applicable Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement and all applicable Ancillary Agreements have been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable in accordance with their terms, except that such enforcement may be limited by (a) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

5.3.           Approvals.  Except as set forth in Section 5.3 of the Disclosure Schedule, no consent or approval is required of any Person for the execution, delivery and performance of this Agreement and the applicable Ancillary Agreements and the documents to be delivered at the Closing by the Buyer, and the execution, delivery or performance, nor the consummation of the transactions contemplated herein or therein, do not breach any provision of the Buyer’s organizational documents or any Law that would have a material adverse effect on the Buyer’s ability to perform its obligations hereunder or thereunder.

5.4.           Broker or Finder’s Fee.  There is no Person that is entitled to a finder’s fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements as a result of any agreement or understanding with the Buyer.

5.5.           Effect of Agreement, Etc.  The execution, delivery and performance of this Agreement and each of the applicable Ancillary Agreements by the Buyer and consummation by the Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of Law to which the Buyer is subject, (b) violate any judgment, order, writ or decree of any Governmental Authority applicable to the Buyer, or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any Lien upon any of its assets pursuant to the organizational documents of the Buyer, or any commitment, contract or other agreement or instrument to which the Buyer is a party or by which any of the Assets is or may be bound or affected or from which the Buyer derives benefit.

ARTICLE VI
CLOSING

6.1.           Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall occur on the date the MTU Approval is received in writing by Buyer and the parties have the deliveries described in Sections 6.2 and 6.3 below (the “Closing Date”) and shall take place at the offices of the Seller or at such other place as the parties mutually agree.  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered, but shall be effective as of June 1, 2009.

6.2.           Deliveries by the Shareholder and the Seller.  At the Closing, the Seller shall deliver possession of all of the Assets to the Buyer, and the Seller and the Shareholder shall deliver (or cause to be delivered) to the Buyer originals or copies, if specified, of the following agreements, documents and other items:

 (a)           A Bill of Sale and Assignment in a form reasonably satisfactory to the parties, executed by the Seller transferring all of the Assets to the Buyer;

(b)           Copies of all the resolutions adopted by the Board of Directors of the Seller and the shareholders of the Seller authorizing and approving the execution and delivery of this Agreement and each of the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of the Seller;

(c)           A counterpart of the Assumption Agreement executed by the Seller;

(d)           Copies of each consent, waiver, authorization and approval required for the assignment of the Contracts to the Buyer as contemplated herein;

(e)           A Certificate of good standing dated within ten (10) days before the Closing Date from the Secretary of State of Florida certifying that the Seller is validly existing under the laws of the State of Florida;

(f)            A counterpart to the Promissory note, executed by the Seller;

(g)           A counter part to the Security Agreement, executed by the Seller;

(h)           A counterpart to a release executed by Seller and the Shareholder in form acceptable to Buyer in its sole discretion (the “Release”);

(i)            A counterpart to a Sublease Agreement between Buyer, on the one hand, and Seller and/or the Shareholder or their affiliates, on the other hand (the “Sublease”), which shall be in a form acceptable to the Buyer in its sole discretion, executed by the Seller and/or Shareholder or their affiliates, as applicable.

(j)            A counterpart to a Warehousing and Parts Agreement between Buyer and Seller (the “Warehousing and Parts Agreement”), which shall be in a form acceptable to Buyer in its sole discretion, executed by the Seller.

(k)           All agreements, documents and instruments required to be delivered by the Seller and/or the Shareholder pursuant to any of the Ancillary Agreements executed by the Seller and/or the Shareholder, as applicable;

(l)            A counterpart of an Assignment of Contracts in a form reasonably satisfactory to the parties, executed by Seller (the “Assignment of Contracts”);

(m)         Approval to permit Buyer to use the name “Grove Power”, if necessary;

(n)          The Asset Allocation Statement on Form 8594 pursuant to Section 2.3 of this Agreement; and

The documents described in subsections (a) – (l) above are referred to herein as the “Ancillary Agreements.”

6.3.          Deliveries by the Buyer.  At the Closing, the Buyer shall deliver (or shall cause to be delivered) to the Seller originals, or copies if specified, of the following agreements, documents and other items:

(a)           Copies of all the resolutions adopted by the Board of Directors of the Buyer authorizing and approving the execution and delivery of this Agreement and all agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of the Buyer;

(b)           The Closing Payment;

(c)           MTU Approval (when provided by MTU)

(d)          A counterpart of the Promissory Note;

(e)          A counter part to the Security Agreement

(f)           A counterpart of the Assumption Agreement executed by the Buyer;

(g)          All agreements, documents and instruments required to be delivered by the Buyer pursuant to any of the Ancillary Agreements executed by the Buyer; and

(h)          A counterpart of the Assignment of Contracts executed by Buyer;

(i)           A counterpart of the Sublease executed by Buyer;

(j)           A counterpart of the Warehousing and Parts Agreement executed by Buyer;

(k)          The Asset Allocation Statement on Form 8594 pursuant to Section 2.3 of this Agreement;

(l)           A payment of Twenty Thousand Dollars ($20,000) for legal expenses incurred in connection with the purchase of the Assets;

(m)         A payment for estimated reimbursement of expenses related to the continued operation of the Industrial Division and Service Division incurred by Seller in the normal and ordinary course of its business on and between June 1, 2009 and the Closing Date (“Estimated Expense Payment”).  An itemized list of the total reimbursable expenses (the “Reimbursable Expenses”) shall be provided by Seller to Buyer no later than 30 (thirty) days following the Closing Date.  In the event the Reimbursable Expenses exceed the Estimated Expense Payment, Buyer shall pay the difference between (x) the Reimbursable Expenses and (y) the Estimated Expense Payment to Seller within ten (10) days of receipt of the itemized list of Reimbursable Expenses.  In the alternative, in the event the Estimated Expense Payment exceeds the Reimbursable Expenses, Seller shall tender the difference between (y) the Estimated Expense Payment and (x) the Reimbursable Expenses to Buyer within ten (10) days of delivery of the list of Reimbursable Expenses.  Reimbursable Expenses may include but are not necessarily limited to the following:  payroll, payroll expenses, and, sales commissions; employee benefits including health insurance; employee expenses; office expenses including rent, utilities, insurance, taxes, phone, and supplies; warehouse rent and related services; parts services; vehicle lease and operating expenses; equipment leases, purchases and repairs; shipping and postage; and

(m)  Offer letters stating intent to hire current employees of the Business in substantially the same positions and at the wages and compensation rates currently in place with the Seller, with current health plan coverage, sick, vacation and personal day policies, 401(k) and other benefits offered by the Buyer to its employees.

6.4.          Possession of Assets.  Immediately following the Closing on the Closing Date, the Seller shall take or cause to be taken all actions which are reasonably required or requested by the Buyer to put the Buyer in full possession and control of all of the Assets.

ARTICLE VII
INDEMNIFICATION

7.1.          Indemnification by the Shareholder and the Seller.  The Shareholder and the Seller, jointly and severally, shall indemnify and hold harmless the Buyer and its successors, shareholders, managers, directors, officers, employees, agents and representatives and their successors, heirs and legal representatives from and against any and all damages, losses, obligations, liabilities, claims, encumbrances, penalties, fines, costs, and expenses, including reasonable attorneys’ fees (and costs and reasonable attorneys’ fees in respect of any suit or arbitration proceeding to enforce this provision) (each, an “Indemnity Loss”) arising out of or with respect to:

(a)           Any Retained Liability;

(b)           Any Retained Assets;

(c)           Any inaccuracy, misrepresentation or breach of any of the representations, warranties, covenants or agreements made by the Seller or Shareholder in this Agreement;

(d)           any noncompliance with any bulk sales Laws or fraudulent transfer Law in respect of the transactions contemplated hereby; or

(e)           Any claim, suit, investigation, proceeding, demand, assignment or litigation resulting from any matter indemnified under this Section 7.1.

7.2.          Indemnification by the Buyer.  The Buyer and Titan Energy Worldwide, Inc. shall indemnify and hold harmless the Seller and the Shareholder and their respective successors, directors, officers, employees, agents and representatives and their successors, heirs and legal representatives, from and against any and all Indemnity Losses, arising out of or with respect to:

(a)           the Assumed Liabilities;

(b)           Any inaccuracy, misrepresentation or breach of any of the representations, warranties, covenants or agreements made by the Buyer in this Agreement; or

(c)           Any claim, suit or litigation resulting from any matter indemnified under this Section 7.2.

7.3.          Notice.  If an indemnified party (the “Claimant”) believes that it has suffered or incurred any Indemnity Loss, it shall promptly notify the party hereto which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) pursuant to this Article VII in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity, and enclosing all relevant documents relating thereto (the “Indemnification Notice”).  If any action at law, suit in equity, or administrative action is instituted by or against a third party with respect to which the Claimant intends to claim any liability or expense as an Indemnity Loss under this Article VII, it shall promptly (and in any event within fifteen (15) days after the service of any complaint or summons) notify the Indemnifying Party in writing of such action or suit describing such loss or expenses, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity, and enclosing all relevant documents relating thereto (the “Litigation Notice”) in lieu of an Indemnification Notice; provided, however, that the failure of any Claimant to give timely notice shall not affect rights to indemnification hereunder if (i) such failure to give timely notice does not materially affect the ability or right of the Indemnifying Party to participate in the defense of such claim and the Indemnifying Party is not otherwise materially prejudiced thereby, and (ii) actual notice is given to the Indemnifying Party within a reasonable time.

7.4.          Arbitration.

(a)           If the Indemnifying Party does not agree that the Claimant is entitled to full reimbursement for the amount specified in the Indemnification Notice or Litigation Notice, as the case may be, the Indemnifying Party shall notify the Claimant (the “Disagreement Notice”) within twenty (20) days of its receipt of the Indemnification Notice or Litigation Notice, as the case may be.  Failure to deliver a Disagreement Notice in a timely manner shall be considered an acknowledgement by the Indemnifying Party of its agreement with the Claimant with respect to the Indemnity Loss set forth in the Indemnification Notice or the Litigation Notice, as the case may be.  At any time after delivery of the Disagreement Notice, either the Claimant or the Indemnifying Party may notify the other that the determination as to whether and in what amount the Claimant is entitled to indemnification from the Indemnifying Party shall then be made by an arbitration tribunal (the “Arbitration Notice”).  The arbitration tribunal shall consist of three arbitrators, one to be selected by the Claimant, one to be selected by the Indemnifying Party, and the third arbitrator to be selected by the other two arbitrators.  The arbitrators shall each be independent of the parties and reasonably experienced in conducting arbitration proceedings relating to similar matters and all arbitrators shall be selected within thirty (30) days of the delivery of the Arbitration Notice.  An arbitration hearing shall then be held in Minneapolis, Minnesota, within thirty (30) days of the selection of the third arbitrator, and the arbitration tribunal shall render its determination in writing as to whether and in what amount the Claimant is entitled to indemnification within thirty (30) days of such hearing.  All procedures with respect to the arbitration proceeding provided for in this Section 7.4(a) shall be in accordance with the rules of the American Arbitration Association, except as otherwise specifically set forth in this Agreement.

(b)           The parties hereby irrevocably consent to be bound by the decision of the arbitration tribunal with respect to indemnification determinations.

7.5.          Defense of Claims.  The Indemnifying Party shall have twenty (20) Business Days after receipt of the Litigation Notice to notify the Claimant that it acknowledges its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Litigation Notice and/or that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim (the “Election Notice”).  If the Indemnifying Party does not give the foregoing Election Notice, then, unless and until the Indemnifying Party does give the foregoing Election Notice, the Claimant shall have the right to defend, contest, settle, or compromise such action or suit; provided, however, the Claimant shall not compromise or settle any such action or suit without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld) and provided, further, that the right of Claimant to indemnification hereunder shall not be conclusively established thereby.  If the Indemnifying Party gives the foregoing Election Notice, the Indemnifying Party shall have the right to undertake, conduct, and control, through counsel of its own choosing and at its sole expense, the conduct and settlement of such action or suit, and the Claimant shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (i) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Claimant without the written consent of the Claimant; (ii) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through counsel chosen by the Claimant, but the fees and expenses of such counsel shall be borne by the Claimant; (iii) upon a final determination of such action or suit, subject to Section 7.4 hereof, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Article VII, for the full amount of any Indemnity Loss incurred by the Claimant except fees and expenses of counsel that the Claimant incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party in good faith; (iv) the Claimant shall have the right to pay or settle any such action or suit; provided, however, that in such event the Claimant shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as an Indemnity Loss under this Article VII.  In the event of a settlement under this Section 7.5, the Claimant shall also reimburse the Indemnifying Party for fees and costs incurred by the Indemnifying Party prior to the settlement.

7.6.          Payment of Losses.  The Indemnifying Party shall pay to the Claimant in cash the amount to which the Claimant is entitled by reason of the provisions of this Article VII, such payment to be made within fifteen (15) Business Days after such amount is finally determined either by mutual agreement of the parties or pursuant to the arbitration proceeding described in Section 7.4 of this Agreement or, in the case of an Indemnity Loss described in a Litigation Notice, the date on which both such amount and Claimant’s obligation to pay such amount have been determined by a final judgment of the Governmental Authority having jurisdiction over such proceeding and a final determination is made pursuant to the arbitration proceeding described in Section 7.4.  In addition to and without waiver of the foregoing, the Buyer shall have the right, but shall not be obligated, to set-off any amounts due from an Indemnifying Party under this Agreement against any other amounts due Seller under this Agreement (or any other agreement or instrument), including, without limitation, all amounts payable under Section 2.1 hereof.

7.7.          Survival.  The representations and warranties, and covenants and agreements that are set forth in this Agreement or in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for the period of the applicable statute of limitations.

ARTICLE VIII
MISCELLANEOUS

8.1.          Mutual Covenant Not to Compete.  From and after Closing, Seller and Shareholder and Buyer covenants and agrees as follows:

(a)           Restricted Period.  The term “Restricted Period” means until the third (3rd) anniversary of the Closing Date.

(b)           Non-Competition; Non-Solicitation by Seller.  Except for those exceptions listed in Section 8.1(b)(v) below, the Seller and the Shareholder shall not, at any time during the Restricted Period, directly or indirectly, acting alone or as a member of a partnership or as a holder of any security of any class, or as an employee, consultant to or representative of, any corporation or other business entity:

(i)          engage in, continue in or carry on any business which competes with the Buyer, Titan Energy or their affiliates in the business of purchasing, selling, servicing and distributing standby electrical generators similar to in size and capability to the MTU/Katolight line of generators (the "Industrial Generators"), including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged in the marketing and sale of Industrial Generators;

(ii)         solicit any customers of Buyer, Titan Energy or their Affiliates for purposes of offering products that are competitive with the Industrial Generators offered by the Buyer, Titan Energy or their Affiliates;

(iii)        solicit any supplier of the Buyer, Titan Energy or their Affiliates for purposes of supplying products that are competitive with the Industrial Generators; or

 (iv)       hire, offer to hire, or solicit for employment any employee of Buyer, Titan Energy or their Affiliates, without the prior consent of Buyer, until such employee has been separated from employment by Buyer, Titan Energy or their Affiliates for at least one year.

(v)         Exceptions for Seller.  Seller and Shareholder shall have the right to continue in the business of fuel filtrating and polishing; as well as to market and sell portable generators of any make or manufacturer of 20 kW and below in size.

(vi)        In the event Buyer materially breaches or materially defaults in performance of this Agreement or the Promissory Note, which such breach or default shall remain uncured or remedied thirty (30) days following receipt of written notice by Buyer of the same from Seller, the restrictions of this Section 8.1(b) shall terminate.

(c)           Non-Competition; Non-Solicitation by Buyer.  Except for those exceptions listed in Section 8.1(c)(v), the Buyer, Titan Energy and their Affiliates shall not, at any time during the Restricted Period, directly or indirectly, acting alone or as a member of a partnership or as a holder of any security of any class, or as an employee, consultant to or representative of, any corporation or other business entity:

(i)          engage in, continue in or carry on any business which competes with Seller's business of selling or servicing electrical generators used or intended for use in vessels and watercraft of all types and kinds ("Marine Generators"), including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged in the marketing and sale of Marine Generators;

(ii)         solicit any customers of Seller, Shareholder or their Affiliates for purposes of offering products that are competitive with the Marine Generators offered by the Seller, Shareholder or its Affiliates;

(iii)        solicit any suppliers of Seller, Shareholder or their Affiliates for purposes of offering products that are competitive with the Marine Generators offered by the Seller, Shareholder or their Affiliates;

(iv)        hire, offer to hire, or solicit for employment any employee of Seller, Shareholder or their Affiliates, without the prior consent of Seller, until such employee has been separated from employment by Seller, Shareholder or their Affiliates for at least one year.

(v)         Exceptions for Buyer. Buyer shall have the right to market, sell or service electrical generators of more than 100 kW used or intended for use in vessels and watercraft of all types and kinds ("Marine Generators") and of more than 170 horsepower for Marine propulsion products (“Marine Propulsion Products”).

(vi)        In the event Seller or Shareholder materially breaches or materially defaults this Agreement, which such breach or default shall remain uncured or remedied thirty (30) days following receipt of written notice by Seller of the same from Buyer, the restrictions of this Section 8.1(d) shall terminate.

(e) Severability; Reformation; Equitable Relief.  Seller and Shareholder acknowledges that if the scope of the covenants set forth in this Section 8.1 is deemed to be too broad in any court proceeding, the court may reduce the scope as it deems reasonable under the circumstances.  Buyer would not have any adequate remedy at law for the breach or threatened breach by Seller, Shareholder or any of its or his respective Affiliates of the covenants and agreements set forth in this Section 8.1 and, accordingly, Buyer may, in addition to the other remedies which may be available to it hereunder, file suit in equity to enjoin Seller, Shareholder or any of its or his respective Affiliates from such breach or threatened breach and Seller consent to the issuance of injunctive relief hereunder.  The act of Buyer in entering into this Agreement, and Buyer’s covenants and payments hereunder, constitute sufficient consideration for Seller and Shareholder to agree not to compete against Buyer as set out in this Section 8.1.

8.2  Expenses.  Other than as set forth in this Section 8.2, each of the parties hereto shall pay their own respective expenses and the fees and expenses of their respective counsel and accountants and other experts incurred in connection with this Agreement and the transactions contemplated hereby.  Upon completion and delivery of all required disclosures and other required documents, Buyer shall deliver Twenty Thousand Dollars ($20,000) to Seller, or Third Party designated by Seller, for legal fees incurred in connection with the purchase of the Assets.

8.3  Waivers.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  The waiver by any party hereto at or before the Closing Date of any condition to its obligations hereunder which is not fulfilled shall preclude such party from seeking redress from the other party hereto for breach of any representation, warranty, covenant or agreement contained in this Agreement related to such waiver.

8.4  Binding Effect; Benefits; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, heirs and legal representatives.  Except as otherwise set forth herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, heirs and legal representatives any rights, remedies, obligations, or liabilities under or by reason of this Agreement.  Except as provided below, no party may assign its rights hereunder without the prior written consent of the other parties.  The Buyer may assign at any time its rights hereunder to any affiliate of the Buyer, or any third party in connection with a sale of substantially (i) all of the Buyer’s assets or (ii) all of the equity interests in the Buyer.

8.5  Notices.  All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile or three (3) days after deposit by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Buyer to:	Grove Power, Inc.
55800 Grand River
New Hudson, Michigan
Attention: Jeffrey Flannery, CFO and Chairman
Fax: (248) 694-2044

With a copy to:	Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, Minnesota 55402
Attention: Erik Malinowski
Fax: (612) 492-7077

If to the Seller or Shareholder, to:	RB Grove, Inc.
1881 NW 93rd Avenue
Doral, Florida 33172
Attention: Tom Piper
Fax (305) 477-0275

With a copy to:	Louis LaFontisee

or to such other address or facsimile number as such party shall have specified by notice to the other party hereto.

8.6  Entire Agreement.  This Agreement (including the Disclosure Schedule and the Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement between the parties hereto and supersedes all prior agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.  No representations or warranties, express or implied, are made with respect to the Business, the Seller, or the Assets except as expressly set forth herein.

8.7  Headings.  The Section and Article headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

8.8.  Governing Law.  This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the Laws of the State of Minnesota, without giving effect to the choice of law principles thereof.

8.9  Amendments.  This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

8.10  Severability.  The invalidity of all or any part of any representation, warranty, covenant or indemnification section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section.  If any representation, warranty, covenant or indemnification section of this Agreement or portion thereof is so broad as to be unenforceable, it shall be interpreted to be only so broad as is enforceable.

8.11  Press Releases.  No party shall, without the prior written approval of the other parties, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as required by law or the regulation of any stock exchange (but each party shall still endeavor to allow the other party reasonable opportunity to review and comment to the extent feasible).

8.12  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  However, in making proof hereof it shall be necessary to produce only one copy hereof signed by the party to be charged.  Signature pages delivered by facsimile to this Agreement or any document delivered in connection herewith or at the Closing shall be binding to the same extent as an original.

8.13  Remedies.  In the event of any breach of this Agreement by any party, the non-breaching party shall, in addition to any other remedy provided herein or by law or in equity, be entitled to specific enforcement of the terms hereof, including, without limitation, appropriate injunctive relief in any court of competent jurisdiction, and no bond or other security shall be required in connection therewith.

8.14  Schedules and Exhibits.  All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names by an officer thereunto duly authorized, as applicable, on the date first above written.

“BUYER”

GROVE POWER, INC.

By:	/s/ Jeffrey Flannery
Jeffrey Flannery, CFO and Chairman

“SELLER”

RB GROVE, INC.

By:	/s/ Tom Piper
Tom Piper, President

“SHAREHOLDER”

/s/ Tom Piper
Tom Piper